EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
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ANIXTER INTERNATIONAL INC.
ANNOUNCES RETIREMENT OF CEO ROBERT W. GRUBBS
AND APPOINTMENT OF ROBERT J. ECK AS NEW PRESIDENT AND CHIEF
EXECUTIVE OFFICER
GLENVIEW, IL, February 25, 2008 — Anixter International Inc. (NYSE:AXE) today announced that Robert W. Grubbs will retire as President and Chief Executive Officer at the end of June 2008, following a 30-year career with the company. Mr. Grubbs, who has held those posts since 1998, will continue to serve on the company’s Board of Directors.
Effective July 1, 2008, Robert J. Eck will become President and Chief Executive Officer. Mr. Eck, age 49, has served as the company’s Executive Vice President and Chief Operating Officer since September 2007. During the last 17 years, Mr. Eck has served in a variety of senior management positions with Anixter Inc., the company’s operating subsidiary, most recently as Executive Vice President — Enterprise Cabling and Security Solutions (2004-2007) and Senior Vice President — Physical Security Products and Integrated Supply (2003).
Commenting on the transition, Sam Zell, Chairman of the Board, said, “During Bob Grubbs’ tenure the company has seen tremendous growth in sales, profitability and shareholder returns. Under his leadership, the company has successfully evolved into one of the world’s truly global distribution businesses. We are especially pleased that Bob will continue to serve on our Board of Directors, allowing Anixter to continue benefiting from his many years of company and industry experience.”
In discussing his upcoming retirement, Mr. Grubbs said, “During my 30 years at Anixter the company has gone through an incredible amount of change and I have a real sense of pride in what the company’s leadership team has accomplished during my tenure as CEO. The company is well positioned for the future and I look forward to continuing to contribute to the future success of the company as a member of the Board of Directors.”
Mr. Zell continued, “The company has worked hard over the years to successfully develop future leaders who could continue to drive the ongoing growth and success of our business. Bob Eck brings many years of increasing responsibilities and successful leadership to his new role at Anixter. The Board of Directors has confidence that, under Bob Eck’s leadership, the company can continue its consistent track record of driving strong growth and shareholder returns.”
“I am honored to have the opportunity to lead the company and further build on its past successes,” commented Eck. “Our priorities as a company will continue to center around building on our strategic initiatives of growing our customer base, expanding our product and service offerings and enlarging the geographic presence of our electrical wire & cable and OEM supply businesses. I am very excited about the future and the opportunities that lie ahead for Anixter.”

About Anixter
Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 400,000 products and over $1 billion in inventory, 3) 220 warehouses with more than 6 million square feet of space, and 4) locations in 249 cities in 49 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com